Exhibit 10.1

SPACELABS MEDICAL, INC.
15220 N.E. 40th Street
Redmond, Washington 98073

December 5, 2001

Mr. Carl A. Lombardi
Chairman, President and Chief Executive Officer
Spacelabs Medical, Inc.
15220 N.E. 40th Street
Redmond, Washington 98073

Dear Carl:

     This letter will confirm the agreements that have been reached between you and the Board of Directors of Spacelabs Medical, Inc. (“Company”) in light of our discussions regarding your continued service with the Company and the rights and obligations of you and the Company with respect thereto.

     As we have discussed, the Board has determined that it is in the best interests of the Company and its shareholders that you postpone your retirement and continue to serve the Company and its subsidiaries in all of your current capacities for a defined period while the Company evaluates strategic options and matters of management succession. We have agreed that you will continue such service until the earlier of the date of the 2002 annual meeting of the Company’s shareholders (but not later than May 31, 2002 unless you otherwise agree) and a date mutually agreed upon between you and the Company (“Retirement Date”), and you then will retire from all of your positions as a director, officer or employee of the Company and its affiliates.

     Your retirement in accordance with the terms of this agreement will be deemed a termination of your employment by the Company without Cause as contemplated by and defined in the severance agreement between you and the Company dated March 16, 2001 (“Severance Agreement”), with the result that you will be entitled to the lump sum payments and other benefits provided for thereunder upon satisfaction of the conditions set forth therein (unless Section 2 of the Severance Agreement applies, in which case the Amended and Restated Change of Control Agreement between you and the Company dated as of July 24, 1998 (“Change of Control Agreement”) will control). The benefits will be the greater of those calculated as of your Retirement Date and those calculated as of the date hereof.

Mr. Carl A. Lombardi
December 5, 2001

     The Severance Agreement and the Change of Control Agreement remain in full force and effect. In the event that your employment with the Company terminates prior to the Retirement Date, the rights and obligations of you and the Company will be determined under the Severance Agreement and the Change of Control Agreement.

     Your employment pursuant to this agreement continues to be “at-will” and may be terminated by either the Company or you at any time with or without Cause, subject to your rights under this agreement, the Severance Agreement and the Change of Control Agreement.

     If the foregoing accurately reflects our agreement, please countersign a copy of this agreement and return it to Gene DeFelice, whereupon this will be a legally binding agreement between you and the Company entered into in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

Sincerely,

SPACELABS MEDICAL, INC.

By	Phillip M. Nudelman
Chairman of the Compensation Committee, acting pursuant to a resolution of the Board of Directors

AGREED AND ACCEPTED:

Carl A. Lombardi